Exhibit 1.01


BY-LAWS

I - Name, head offices, term and object

Article 1 st - PERDIGAO S.A. is a Company organized by instrument filed with the Board of Trade of the State of Sao Paulo, under n(0) 35300149947, on 05/14/97, governed by this By-laws and applicable legal provisions.

Article 2 nd - The Company has indefinite term of duration, head offices and jurisdiction in the City and Judicial District of Sao Paulo, State of Sao Paulo, at Av. Escola Politecnica, n(0) 760 - 2 nd floor, Jaguare District, being able to set up branches, agencies, offices and other facilities in any part of the national territory or abroad.

Article 3 rd - The Company has as object:

1) The exploitation of cold storage slaughterhouses;

2) The industrialization and trade of:

a) food, as a whole, including its inputs and byproducts; b) animal feed and nutritious for animals; c) packaging of all kinds; d) soap and detergents;

3) the rendering of food services as a whole;

4) the industrialization, refining and commercialization of vegetal oils;

5) the exploitation, conservation, storage, ensilage and trade of grains and its derivatives and byproducts;

6) the extraction, industrialization and trade of timber;

7) the agriculture, cattle raising, hog raising and poultry raising, forestation and reforestation, including the industrialization and trade "in natura", without processing and industrialization of the products resulting from those activities;

8) The promotion of activities, programs, technical assistance and fostering towards the development of the domestic farming and cattle raising.

9) The retailing and wholesaling trade of consumer and production goods;

10) The road cargo transport as a whole;

11) Services of repairing, maintenance and conservation of machines and vehicles;

12) The export and import of consumer and production goods; and

13) Interest in other companies aiming at the most comprehensive accomplishment of its social goals;

14) Interest in projects necessary to run the Company.

II - Stock Capital

Article 4 th - The Stock Capital is of R$ 490,000,000.00 (four hundred ninety million Brazilian Reais), divided into 44,652,384 (forty four million, six hundred fifty two thousand, three hundred eighty four) shares, being 15,471,957 (fifteen million, four hundred seventy one thousand and nine hundred fifty seven common) shares and 29,180,427 (twenty nine million, one hundred eighty thousand, four hundred twenty seven preferred) shares, all nominative and without par value. The Company is authorized to increase, regardless of amendment to the By-laws, the Stock Capital

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until the limit of 60,000,000 shares, being 20,040,000 common shares and
39,960,000 preferred shares. Apart from resolutions by the Board of Director otherwise stating, shareholders are not entitled to preemptive rights, in any share issuance or of debentures convertible to shares and subscription bonus, whose placement is done by selling in stock exchange, public subscription or share exchange in takeover bid, according to applicable law.

Paragraph 1st - The shares are indivisible and each common share entitles to one vote in the resolutions taken in the General Meetings.

Paragraph 2nd - The Board of Directors shall authorize the maintenance of common and/or preferred shares in deposit account at a Finance Institution to be designed.

Paragraph 3rd - The Company may collect from the shareholders the cost of share ownership transfer, share split or share grouping and certification replacement.

Paragraph 4th - Upon proposal of the Board of Directors, General Meeting may authorize the Company to issue and offer to subscription any other classes of shares in addition to those already existing, or increase of existing classes without keeping proportion with the others, setting up the conditions for their placement and advantages thereon.

Paragraph 5th - Upon proposal of the Board of Directors following its corresponding plan, the General Meeting may authorize the Company to grant the purchasing option of shares to its officers or employees or individuals that may render services to the Company or controlled company.

Paragraph 6th - There is no statutory restriction that may obstruct or prevent free negotiation of the shares from being done.

Article 5th - Preferred shares are entitled to all rights lawfully assured to the common shares, except the right to vote.

Paragraph 1st - Preferred rights consist of: a) inclusion of the preferred shares in the Public Offering for the sale of controlling ownership, in order to assure to these shares the minimum price of eighty percent (80%) of the amount paid per share with voting rights that integrates the controlling block of shares, as provided in Article 254-A, of Law 6404/76; b) priority in the receipt of a cumulative fixed dividend equivalent to one thousandth of Brazilian real (R$ 0,001) for each lot of one thousand (1,000) shares, participating in the profits distribution in equal conditions with the common shares, after the later have been assured a dividend equal to the minimum dividend required by law; c) reimbursement of the capital in the event of the Company liquidation, according to the resolution of the General Meeting"

Paragraph 2nd - Preferred shares having priority in the payment of accrued fix dividends, as provided by the foregoing paragraph, are entitled to receive such dividends in the fiscal year in which profit is insufficient to the account of capital reserves provided by the Paragraph 1 st of the Art. 182, of Law 6.404/76.

Paragraph 3rd - Under resolution of the General Meeting and in connection with proposal of the Board of Directors, the Company may issue, at any time, new redeemable shares, considering the market conditions for determining the redeemable value and maturity date.

Paragraph 4th - Upon resolution of the General Meeting, the Company may approve the partial translation of preferred shares into common shares, at the shareholder's discretion, respecting the conditions set forth in such General Meeting.

Article 6th - Upon resolution of the General Meeting, in connection with proposal of the Board of Directors, the stock capital of the Company may increase through profit or reserve capitalization, being optional the issuance of new shares corresponding to the increase among its shareholders, at the rate of the numbers of shares they own.

Paragraph 1st - Preferred shares shall equally participate as the common shares of the capital increases referred to in the head hereof.

Paragraph 2nd - The Company may increase its stock capital through public or private offer, allowed partial or total increase, upon preferred shares or redeemable preferred shares, provided it does not exceed the maximum limit of two thirds (2/3) of the stock capital.

Paragraph 3rd - The culpable delay of the shareholder as to his capital paid-in shall imply interest collection of 1% (one per cent) per month, fine of 10% (ten per cent) over the installment, without prejudice to other legal punishment.

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III - General Meeting

Article 7th - The General Meeting, called and held pursuant to the law and the By-laws hereof, shall ordinarily meet within four months after the end of the fiscal year and extraordinarily if the company interests and issues require shareholders' resolutions.

Paragraph 1st - The works of the General Meeting shall be conducted by the board formed by the Chairman of the Board of Directors, or its representatives, and one or more secretaries appointed by them.

Paragraph 2nd - The resolutions of the Meeting, except those provided by law, shall be taken by absolute majority of votes attending the meeting, without regard to blank votes, through process to be adopted by the members of the board.

Paragraph 3rd - Seven days prior to the General Meeting, the share transfer services may be interrupted.

Paragraph 4th - The first call for General Meeting will be made 15 days in advance.

IV - Management

Article 8th - The Board of Directors and Executive Management shall be responsible for the Management of the Company, as provided by law and by these By-laws.

Paragraph 1st - The Company Management are exempt from rendering collateral for the performance of their mandates.

Paragraph 2nd - It is expressly forbidden and shall be wholly void and null the act of any manager, proxy or employee of the Company involving it in liabilities related to business and operations strange to its object, without prejudice to the civil or criminal responsibility, if it is the case, to which they are subject under such provision.

Article 9th The General Meeting shall establish the monthly global compensation for the Management, including benefits of any nature and the procuration fee , having in account their responsibilities, and their dedication to the performance of their duties, their competence and professional prestige and the value of their services in the market. The Board of Directors during appropriate meeting, shall set forth the criteria for the compensation ratio for each Counselor and Director.


V - Board of Directors

Article 10 - The Board of Director comprises seven effective members and equal number of substitutes. They must be shareholders of the Company, elected by the General Meeting , for a period of management of two years, being allowed the re-election.

Paragraph 1st - When election takes place, the Meeting shall appoint among the member of the Board of Directors, a Chairman and a Vice-Chairman, the latter substituting the Chairman during his absences or impediments, as well as in case of vacancy.

Paragraph 2nd - The Board of Directors shall ordinarily meet together and by call of the Chairman,. at least once a month, and extraordinarily , whenever necessary, with a minute thereon being properly written in its book.

Paragraph 3rd - The meetings of the Board of Directors shall be ordinarily called by the Chairman, only being installed with the presence, at least, of 2/3 of its members.

Paragraph 4th - Except for the matters in the article 12 of these By-laws, the resolutions of the Board of Directors shall be taken by majority of the votes of the presents, the President entitled to the casting vote in case of equivalence of votes, without prejudice to his singular vote.

Paragraph 5th - In case of vacancy of the effective office and its substitute in the Board of Directors the remaining members shall appoint a substitute for the exercise of the office until the next General Meeting, when shall be elect a new Counselor for fulfilling the mandate. In the event of simultaneous vacancy higher than a third (1/3) of its member,

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a General Meeting shall be called within 30 days of such event, for the election and taking office of the substitutes. Their mandates shall coincide with those of the remaining Counselors.

Article 11 - The Board of Directors shall:

1) to determine the general orientation for the deals of the Company.

2) to elect and remove directors of the Company and determine their duties and compensation, according to the provisions herein;

3) to oversee the management, examine at any time the books and documents of the Company, request information on the agreements already made up or to be made up e any other acts;

4) to call the General Meeting as it deems fit and in the cases provided by law;
5) to give opinion on the Management Report and Executive Management's accounts;

6) to set forth criteria for the compensation ratio following the global amount established by the General Meeting and for the profit sharing;

7) to authorize the Executive Management to guarantee and endorse subsidiaries and associated and, occasionally, third parties when related to matters involving the operating activities of the Company;

8) to authorize the Executive Management to place products and movable properties and real estates of the Company at disposal of the subsidiaries and associated in a manner that they could offer those properties as guarantees to the Financial Institutions, when contracting loans.

9) to give opinion on the installation or suppression of the Company's premises at any place within national territory or abroad;

10) to choose and remove independent auditors;

11) to propose to the General Meeting the issuance of new shares, above the authorized capital stock limit;

12) to decide on the acquisition of shares issued by the Company for their cancellation or maintenance in treasury and, in the last case, to resolve over their occasional disposal.

13) to decide on the issuance of trade notes (commercial paper) and other similar securities;

14) to decide on the issuance of shares within the limits of the authorized capital, determining the quantity, type and class of the shares, their requirements for paying in and the related subscription prices and premiums as well as how preemptive rights shall be granted;

15) to decide on the survey of balance sheets for the semester or interim ones, as well as state the semester dividends to the account of computed profits in these balances or for the Accrued Profit Account or Profit Reserve existing in the last annual balance sheet or for the semester, as provided by law and/or interest distribution as per Law 9.249/95.

16) to prior approve and establish the acts to be carried out by the Executive Management while shareholders and/or participants in another companies, and/or partners in another companies, expressing also the tenor of the vote to be pronounced by the Company during the meetings and/or meeting of the shareholders of those companies in which the Company participates;

17) to submit proposal for approval by the Meeting of grant of purchase option of shares by its officer and employees or by individuals rendering services to the Company or company under its control, within the limit of the authorized capital;

18) to authorize changes in the marketability and issuance of American Depositary Receipts - ADRs.

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Article 12 - The approval of the following issues shall depend on the favorable vote of 2/3 (two thirds) of the Board of Directors:

1) proposals of changes in the articles of association related to the term of the company, object, capital increases or decreases, except when resulting from the capitalization of reserves for price-level restatement of the stock capital, issuance of securities and/or marketable securities, exclusion of the preemptive rights in the subscription of shares and other securities and/or marketable securities, dividends, interests on capital, powers and duties of the General Meeting, frame and duties of the Board of Directors and Management and respective quorum for deliberations.

2) split, amalgamation, transformation, liquidation, winding up, appointment of liquidators, composition with creditors, concordats, bankruptcy, stoppage or closing of business;

3) proposals on the creation, acquisition, assignment, transfer, disposal and/or encumbrance of any title or form, of a) share interest and/or any securities in any companies; b) real estates of any value; and c) properties of fixed assets representing, severally or jointly, amount equal to 2.5% (two point five per cent) or more of the shareholders' equity of the Company;

4) to set forth limits as per value, term or type of operation for the contracting of loans, financing or personal or real estate guaranties;

5) approval of expenses and financing operations concerning the activities of soybean, corn and other inputs not expressly anticipated in the general budget, and of hedging of any kind whether involving or not future or options market;

6) grant or rendering of guaranties, borrowings, loans to any subsidiaries and/or associated of the Company and/or its employees;

7) making up of operations and business of any kind with shareholders, its controllers, subsidiaries and associated, or officers, employees and relatives thereof;

8) approval of annual and multi -annual integrated budgets (budgets of operations, investments and of cash flows) of the company and its subsidiaries and associated, establishment of the investment policy and business strategy. The annual, general and integrated budget shall always be approved until the November prior to the civil year to what it refers, and shall cover the whole twelve days of the next fiscal year. At any time during the civil year, the company budget shall cover a minimum term of 6 (six) months. The execution and making up of the approved budget shall be monthly revised during the ordinary meetings of the Board of Directors;

9) The election of the Executive Management, appointing the Chief Executive Officer and his occasional substitute in case of impediment or absence;

10) issuance, purchase, amortization and/or redemption of shares, debentures whether convertible or not, founder's shares, subscription bonus and any other securities;

11) setting up of the policy for dividend payments;

12) approval of assignment, transfer and/or acquisition of any rights related to marks, patents, production and technology processes.

VI - The Executive Management

Article 13 - The Executive Management shall comprise until 08 (eight) directors, elected for a term of 2 (two) years, allowed re-election, being 1(one) Chief Executive Officer and the others Directors with designation and duties to be proposed to the Board of Directors by the Chief Executive Officer, according to the terms of the Article 14 below, all of them professionals meeting the requirements in the Article 16 below.

Article 14 - The Directors shall severally:

1) As to the Chief Executive Officer:

a) call and chair the meetings of the Executive Management;

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b) represent the Executive Management during the meetings of the Board of
Directors;

c) submit to the Board of Directors the proposals of the Executive Management concerning the investment plan, organic structure, qualifications for charges and duties, establishment and amendment of the Internal Regulation and other general rules and regulations for the operation of the Company and its subsidiaries and associated.

d) oversee and direct the business and activities of the other Directors;

e) submit to the Board of Directors the financial statements, operating and investment budgets, the financial planning and the cash flow;

f) propose to the Board of Directors offices of Directors, whether with special designation of not, and the related members for the performance of specific duties deemed by it as necessary;

2) To the others Directors, whose designation shall be given by the Board of Directors, upon suggestion of the Chief Executive Officer:

a) direct, coordinate and oversee the specific activities under his responsibility;

b) execute specific tasks attributed to them by resolution of the Chief Executive Officer.

Article 15 - When defining functions and responsibilities of the Directors, the Chief Executive Officer shall take into account that the financial and controlling area must engross the following activities:

a) to prepare, together with other directors, under coordination of the Chief Executive officer, the budgets to be submitted to the approval of the Board of Directors and undertake the whole control on the execution thereof, mainly as for the cash flow control;

b) to direct the execution of the economical and financial policy, supervising the economical and financial activities, under the instructions of the Board of Directors; to arrange and coordinate the information system necessary to its performance, as well as to oversee all controlling activities, and settle the market relations policy.

Article 16 - The designation of the Executive Management shall be executed by the Board of Directors among the previously chosen candidates by the Chief Executive Officer. For that purpose, the Chief Executive Officer shall address to the Management Council a copy of the curricula vitae of the candidates, showing together with the terms of their hiring and all other necessary information to the evidence of their qualifications, as settled in Article 17 below.

Article 17 - The Executive Management shall be solely integrated by professionals with proved academic skill, acquired through courses or compatible activities with such functions in question.

Article 18 - The Executive Management, bounded by limits set by Law and by the instrument hereof, is vested with the general management powers which allows it the practice of all acts necessary to the regular functioning of Company, aiming at accomplishing its objects.

Paragraph 1st - The active or passive representation of the Company, in or out court, as well as the performance of all legal acts shall be under responsibility of 2 (two) member of the Executive Management as a whole, except from acquisition, .assignment, transfer, disposal and/or encumbrance, at any title or form, of:

a) share interests and/or any securities in any companies;

b) real estate of any value and properties from the permanent assets, in which case the responsibility shall be exclusively held by the Chief Executive Officer or his substitute, together with other director.

Paragraph 2nd - The Management Executive, through two members and upon qualified instruments, may appoint attorneys in fact with especial powers to act on behalf hereof , enforceable until December 31 of each year, except the power of attorney as to their dates, observing the limitations and restrictions aforementioned in the paragraph 1st above and established by the Management Council.

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Article 19 - The Executive Management shall hold meetings whenever they may deemed fit. The corresponding minutes shall be written in proper book.

Paragraph 1st - The resolutions of the Management Executive shall be taken by majority of votes, the casting vote being privilege of the Chief Executive Officer, or his substitute, without prejudice to his single vote

Paragraph 2 nd - The quorum to validating the resolutions of the Management Executive shall be of 2/3 (two thirds) of its members, always with the presence of the Chief Executive Officer or his substitute.

Paragraph 3 rd - In their absences or temporary impediments, the directors shall be substitute for another director among them, upon appointment of the Chief Executive Officer. In the event of vacancy, the Board of Directors shall appoint a substitute for the vacant office within 30 (thirty) days time. Such substitute shall complete the term together with the other Directors.

VII - Fiscal Council

Article 20 - The Company shall have a permanent Fiscal Council formed by, at least, three members and, at most, by five members and equal number of substitutes with duties, competence and compensation provided by law.

VIII - Fiscal Year and Results

Article 21 - The fiscal year shall correspond to the civil year and, by its final, the Company shall produce a balance sheet of its operations in the term to ascertain the result of the term , preparing the corresponding financial statements to publish them and put under appreciation of the General Assembly.

Article 22 - Incurred accrued losses and income tax provision shall be deduct from the result of any fiscal year before any interest.

Sole Paragraph - After the deductions referred to hereof, the General Meeting may attribute to the officers and employees a participation by 10% (ten per cent) upon the remaining profits, observing legal restrictions.

Article 23 - Net profit of the year shall consecutively have the following destinations:

1) 5% (five per cent) to the constitution of the Legal Reserve up to 20% (twenty per cent) of the Stock Capital.

2) 25% (twenty five per cent) as minimum mandatory dividend, restated according to the Article 202 of Law 6.404/76, to be designed for all shares of the Company, of any king or class.

3) 20% (twenty per cent) at least for constitution of reserves for the capital increase up to the limit of 20% (twenty per cent) of the Capital Stock;

4) The remain balance will have the destination:

a) To form the expansion reserve up to 80% (eighty per cent) of the capital stock, aiming at minimizing the risk of reducing working capital; or

b) The General Meeting shall decide upon the destiny of the remainder of the fiscal year net profit that , upon legal proposal from management, may be totally or partially attributed as:

b.1) complementary dividend to shareholders;

b.2) balance to be transferred to the next fiscal year as accumulated profits, provided duly justified by the officers to finance the investment plan anticipated in the capital budget.

Article 24 - Unless otherwise stated by the General Meeting, the payment of dividends and/or capital interests and the distribution of shares resulting from the capital increase shall be effective within 60 (sixty) days as of the date of deliberation.

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Sole Paragraph - Upon resolution of the Board of Directors, under the terms of
Article 12 above, the Company may survey interim and of semester balances, as well as state dividends to the account accumulated profit, in the manner provided by law, and/or interests of capital according to the Law 9.249/95.

IX - General Dispositions

Article 25 - In the event of discrepancy, legal rules shall be observed and in accordance with the Shareholder Agreement filed in the head offices of the Company, under the terms of the article 118 of the Law n(0) 6.404/76.

Article 26 - The Company shall observe the shareholder agreements filed at the head offices, being expressly forbidden to the participants of the board of the meetings to consider the vote statement of any shareholder, subscriber of shareholder agreement duly filed at the head offices hereof pronounced in discordance with the provisions of such agreement. In the same manner, the acceptance and transfer of shares and/or the encumbrance and/or the assignment of preemptive rights to the share substitution and/or other Securities in discordance with the provisions and rules of that agreement are also forbidden.


Article 27 - The reimbursement process shall involve the totality of shares of the dissenting shareholders.

Article 28 - The contingencies not covered by this By-Laws shall be governed under the terms of law.



Sao Paulo, December, 2002.